Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

AND RELATED NOTES OF EARTHLINK, INC.

For the Year Ended December 31, 2002

Basis of Presentation

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 has been prepared to illustrate the estimated effect of the acquisition of PeoplePC Inc. (“PeoplePC”) by EarthLink, Inc. (“EarthLink”) on July 31, 2002, as if the acquisition occurred on January 1, 2002.  The acquisition was accounted for using the purchase method of accounting.  The unaudited pro forma condensed combined statement of operations is based on the historical consolidated financial statements and the related notes of EarthLink and PeoplePC, and the unaudited pro forma condensed combined statement of operations should be read together with the financial statements and related notes of EarthLink and PeoplePC.  EarthLink’s historical consolidated financial statements as filed on Form 10-K (as amended) for the year ended December 31, 2002 were used in the preparation of the pro forma information.  PeoplePC’s historical consolidated financial statements are included in this filing.

The unaudited pro forma condensed combined statement of operations was prepared in accordance with rules and regulations established by the Securities and Exchange Commission and is not intended to reflect the results of operations which would have actually resulted had the acquisition of PeoplePC been effective on the date indicated.  Moreover, this pro forma information is not intended to be indicative of the results of operations which may be achieved by EarthLink in the future.  The pro forma adjustments use estimates and assumptions based on currently available information.  Management believes that the estimates and assumptions are reasonable, and that the significant effects of the transactions are properly reflected.  However, actual results may materially differ from this pro forma financial information.

On July 31, 2002, EarthLink acquired the outstanding common stock of PeoplePC for approximately $13 million resulting in EarthLink owning 100% of PeoplePC and its subsidiaries.  In addition, EarthLink incurred approximately $1 million in transaction costs and assumed liabilities of approximately $49 million for a total purchase price of approximately $63 million.  EarthLink allocated approximately $21 million to identifiable assets resulting in goodwill of approximately $42 million.  PeoplePC is currently a wholly-owned subsidiary of EarthLink.

The unaudited pro forma condensed combined statement of operations is based on the estimates and assumptions set forth in the notes to such statement, which are preliminary and have been made solely for the purpose of developing such pro forma information.

The unaudited pro forma condensed combined statement of operations may not contain all pro forma adjustments for costs that may be required to fully integrate and operate the combined organization more efficiently or anticipated synergies resulting from the acquisition.

EarthLink, Inc.

Unaudited Pro Forma Condensed Combined

Statement of Operations

For the Year Ended December 31, 2002

(in thousands, except per share data)

	EarthLink Historical	PeoplePC Historical	Pro Forma Adjustments		Pro Forma As Adjusted
		(a)
Revenues:
Narrowband access	$1,037,829	$113,870	$(97,229	)(b)	$1,066,872
			12,402	(c)
Broadband access	250,591	—	—		250,591
Web hosting	53,210	—	—		53,210
Content, commerce and advertising	15,791	544	—		16,335
Total revenues	1,357,421	114,414	(84,827)		1,387,008

Operating costs and expenses:
Telecommunications service and equipment costs	543,981	102,822	(85,526	)(b)	561,666
			389	(d)
Sales incentives	37,669	—	—		37,669
Total cost of revenues	581,650	102,822	(85,137)		599,335

Sales and marketing	373,481	3,611	—		377,092
Operations and customer support	324,555	8,404	—		332,959
General and administrative	123,379	21,012	—		144,391
Acquisition-related amortization	110,885	—	2,139	(d)	113,024
Facility exit costs	3,492	—	—		3,492
Total operating costs and expenses	1,517,442	135,849	(82,998)		1,570,293

Loss from operations	(160,021)	(21,435)	(1,829)		(183,285)
Write-off of equity investments in other companies	(650)	—	—		(650)
Minority interest in losses of subsidiaries	—	746	(746	)(e)	—
Interest income and other, net	12,638	104	(750	)(f)	11,992
Net loss	(148,033)	(20,585)	(3,325)		(171,943)
Deductions for accretion dividends	(19,987)	—	—		(19,987)
Net loss attributable to common stockholders	$(168,020)	$(20,585)	$(3,325)		$(191,930)

Basic and diluted net loss per share	$(1.11)				$(1.27)

Weighted average common shares outstanding	151,355				151,355

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

1.  Presentation

The accompanying unaudited pro forma condensed combined statement of operations reflects all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations.  This information should be read in conjunction with EarthLink, Inc.’s (“EarthLink”) consolidated financial statements and related notes for the year ended December 31, 2002 and for the periods ended March 31, 2003; June 30, 2003; and September 30, 2003, as filed with the Securities and Exchange Commission and PeoplePC Inc.’s (“PeoplePC”) historical financial statements included elsewhere in this filing.

2.  Pro Forma Adjustments

Following are the pro forma adjustments to the accompanying unaudited pro forma condensed combined statement of operations:

(a)          In July 2002, EarthLink purchased the outstanding stock of PeoplePC.  The PeoplePC acquisition was accounted for under the purchase method and accordingly, the results of operations of PeoplePC for the period July 31, 2002 through December 31, 2002 are included in EarthLink’s historical results in the accompanying unaudited pro forma combined statement of operations.

The PeoplePC historical amounts in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 represents PeoplePC’s unaudited results of operations for the seven-month period ended July 31, 2002.

(b)         The adjustment of PeoplePC’s net assets to fair value included an adjustment to reduce deferred revenue to the net present value of the estimated future costs, including telecommunications and customer service costs, to service the approximately 510,000 Membership Subscribers acquired in the PeoplePC transaction for the remaining life of each Membership Subscriber’s contract term, ranging from one to 48 months.  Such amount is hereinafter referred to as a Deferred Service Liability.  The Membership Subscriber Package generally includes the personal computer, the cost of shipping the personal computer system, Internet access for the term of the membership, and participation in a member commerce program.

Prior to the acquisition, PeoplePC sold Membership Subscriber packages to approximately 510,000 subscribers.  When a Membership Subscriber Package is sold, PeoplePC receives the entire purchase price and shipping fees up front in cash. The cost of purchasing and shipping the computer hardware comprises a large part of the cost associated with Membership Subscriber Package revenues. The difference between the Membership Subscriber Package purchase price and the amount allocated to hardware, shipping, peripheral and other revenue items is the amount of service revenue attributable to future Internet services PeoplePC commits to provide to the member over the Membership term, ranging from 12 to 48 months. The cost of providing the services portion of the Membership Package is incurred and recorded over the Membership term, as the Member uses the Internet access and other services.

Prior to May 2001, PeoplePC generally deferred the cash collected as a result of the sale of the Membership Subscriber Package as well as the related hardware and other upfront costs of producing that revenue.  The deferred amounts were recognized ratably over the term of the Membership.  PeoplePC utilized this method because the Membership Subscriber Package price included three or more elements, including hardware, Internet access services, shipping and a warranty, and PeoplePC did not have sufficient specific evidence to allocate the customer’s purchase price among the elements.  The application of this accounting method resulted in significant amounts of deferred revenue and cost of revenue that were to be amortized into the statement of operations over three and four year periods.

Subsequent to May 2001, PeoplePC reduced the number of elements in a Membership Subscriber Package to two, hardware and the Internet access services.  As a result, PeoplePC had sufficient data to allocate the Membership Subscriber Package revenue to the hardware and to the Internet access services.  Consequently, PeoplePC recognized the hardware revenue and hardware cost of revenue at the date of shipment and deferred the portion of the Membership Subscriber Package revenue attributable to the Internet access service.  The deferred amount was amortized to revenue as Internet access services were provided over the contract term.

As a result of these accounting policies, PeoplePC deferred significant amounts of revenue and related costs, particularly with bundles sold prior to May 2001, because the hardware revenue and cost of revenue were deferred prior to that date.  The revenues and cost of revenues appearing in the PeoplePC historical statements of operations include the recognition of Membership Subscriber Package revenues and cost of revenues previously deferred, and the Membership Subscriber Packages to which this revenue and cost of revenue relate were sold in prior periods.

Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“SFAS No. 141”) requires liabilities acquired in an acquisition to be recorded at the net present value of estimated future cash outflows.  At the date of acquisition, PeoplePC had an obligation to service the Membership Subscribers for the remainder of their contract term.  As a result, PeoplePC’s net deferred revenue was adjusted to reflect the net present value of the estimated cash outflows required to provide services to the Membership Subscribers for the remainder of their contract terms, otherwise referred to as the Deferred Service Liability.

The amortization of deferred revenue and deferred cost of revenue recognized as revenues and cost of revenues in the pro forma period associated with Membership Subscriber Packages sold prior to January 1, 2002 has been eliminated as adjustment (b) because recognition of these amounts wouldn't be permissible on a prospective basis from the acquisition date.  It is assumed EarthLink’s only obligation to the Membership Subscribers at January 1, 2002 is to provide and support the Internet access service.

After the acquisition of PeoplePC, as EarthLink services the Membership Subscribers pursuant to their contracts, EarthLink recognizes revenue by reducing the Deferred Service Liability.  For purposes of the unaudited pro forma condensed combined statement of operations, it is assumed that a Deferred Service Liability was established at January 1, 2002 for Membership Subscribers existing at that date.  It was further assumed that as EarthLink delivered services over the pro forma period, the Deferred Service Liability would be reduced and recognition of revenue would occur.  The recognition of the revenue in the pro forma period associated with the assumed Deferred Service Liability is presented as adjustment (c) in the unaudited pro forma condensed combined statement of operations.

(c)          Reflects amounts recognized as revenue in connection with the establishment of a Deferred Service Liability at January 1, 2002 for Membership Subscribers existing at January 1, 2002.  As EarthLink delivered services to the Membership Subscribers after the assumed acquisition of PeoplePC on January 1, 2002, the Deferred Service Liability would have been reduced and revenue recognized as services were provided to the Membership Subscribers pursuant to their contracts.

(d)         Reflects amortization for the seven-month period ended July 31, 2002 of software and technology and the subscriber base acquired in the purchase of PeoplePC, each over a three-year estimated useful life.

(e)          Reflects the elimination of the minority interest in losses of subsidiaries.  In connection with the acquisition, the minority shareholders in PeoplePC’s majority owned Dutch subsidiary elected either to convert their shares into PeoplePC common stock or elected not to exercise certain rights afforded them as minority shareholders of PeoplePC’s subsidiary prior to the termination of such rights on the acquisition date.

(f)            The interest expense element represents the financing cost associated with valuing the Deferred Service Liability at the net present value of estimated future cash outflows as well as the elimination of interest income earned on the $12.9 million of cash used to purchase PeoplePC.